EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-155045 on Form S-4 of our report dated March 12, 2008, except for the information included under the “Segments” heading in Note 14, as to which the date is October 31, 2008, relating to the consolidated financial statements of GSI Commerce, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, “Share Based Payments,” effective January 1, 2006) appearing in the Current Report on Form 8-K filed on November 4, 2008, and our reports dated March 12, 2008 relating to the financial statement schedule and to the effectiveness of GSI Commerce, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of GSI Commerce, Inc. and subsidiaries for the fiscal year ended December 29, 2007, and to the reference to us under the heading “Experts” in the Proxy Statement / Prospectus, which is part of this Registration Statement.
DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
December 23, 2008